Exhibit 10.2

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Section 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

Amendment #1

Cooperative Research and Development Agreement # 02716
“Cooperative Research and Development Agreement for the Development of NCI Proprietary Peripheral Blood Autologous T Cell Therapies Using Genetically Modified Peripheral Blood Lymphocytes that Express NCI Proprietary T-cell Receptors and/or Chimeric Antigen Receptors for Use in Immunotherapy for Patients with Metastatic Cancer, Utilizing the Expertise of Kite Pharma in the Development and Manufacturing of Cancer Immunotherapies”

The purpose of this amendment is to change certain terms of the above-referenced Cooperative Research and Development Agreement (CRADA). These changes are reflected below, and except for these changes, all other provisions of the original CRADA remain in full force and effect. Two originals of this amendment are provided for execution; one is to remain with the National Cancer Institute and the other is to remain with the Collaborator.

1.	The company Principal Investigator (PI) is revised from Aya Jacobovits, Ph.D. to David Chang, M.D., Ph.D..
2.	The CRADA scope of the research plan is […***…].
3.	[…***…] are added to this CRADA. In addition, […***…] are added to the Surgery Branch goals in the Experimental Plan, Section II, Appendix A.
4.	[…***…].
5.

Appendix B is amended to add the NCI Surgery Branch’s contribution of […***…]. In addition, $2,000,000 per year is added for a total of $3,000,000 per year in support for the remaining term of the CRADA, to be paid by Kite on a quarterly basis, beginning with the execution of this Amendment.

6.

Appendix C – Section 8.8 and a definition for “Multi-Party Data” is added, along with accompanying revisions to Section 7.2 and 7.6 licensing provisions; Section 13.9 is revised to add language relating to the use of Collaborator’s agents, contractors or consultants.

SIGNATURES BEGIN ON THE NEXT PAGE

ACCEPTED AND AGREED TO:

For the National Cancer Institute

  /s/ James H. Doroshow, M.D.  2/13/15

James H. Doroshow, M.D.Date

Deputy Director for Clinical and Translational

Research, NCI

For Collaborator:

  /s/ David Chang, M.D., Ph.D.  2/24/15

David Chang, M.D., Ph.D.Date

Executive Vice President of R&D and

Chief Medical Officer

CONTACTS INFORMATION PAGE

CRADA Notices

For ICD: Technology Transfer Center 9609 Medical Center Drive, Rm 1-E530 Rockville, MD 20850 Tel. 240-276-5530 Fax: 240-276-5504	For Collaborator: Arie Belldegrun, M.D., FACS President and Chief Executive Officer Kite Pharma, Inc. 2225 Colorado Avenue Santa Monica, CA 90404 Phone: 310-824-9999, ext. 102

Patenting and Licensing

For ICD:

Division Director, Division of Technology
Development and Transfer

NIH Office of Technology Transfer

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804

Tel: 301-496-7057

Fax: 301-402-0220

For Collaborator (if separate from above):

Adrian Bot, M.D., Ph.D.

Vice President Translational Medicine

2225 Colorado Avenue

Santa Monica, CA 90404

Tel: 310-622-9105

Fax: 310-824-9994

Mobile: 310-650-5793

Delivery of Materials Identified In Appendix B (if any)

For ICD: Steven A. Rosenberg, M.D., Ph.D. Surgery Branch, NCI 10 Center Drive, MSC 1201 Bldg. 10, CRC Room 3-3940 Bethesda, MD 20892-1201 Tel. 301-496-4164 Fax: 301-402-1738	For Collaborator: (same as above, A. Bot, M.D., Ph.D

SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,
RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA: Cooperative Research and Development Agreement for the Development of NCI Proprietary Peripheral Blood Autologous T Cell Therapies Using Retrovirally Genetically Modified Peripheral Blood Lymphocytes That Express NCI Proprietary T Cell Receptors and/or Chimeric Antigen Receptors for Use in the Immunotherapy for Patients with Metastatic Cancer, Utilizing the Expertise of Kite Pharma in Development and Manufacturing of Cancer Immunotherapies

PHS [ICD] Component:National Cancer Institute (NCI)

ICD CRADA Principal Investigator:Steven A Rosenberg, M.D., Ph.D.

Collaborator:Kite Pharma, Inc.

Collaborator CRADA Principal Investigator:David Chang, M.D., Ph.D.

Term of CRADA:Five (5) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

The principal goal of this CRADA is to develop and clinically evaluate safe and effective NCI proprietary genetically modified peripheral blood Autologous T Cell Therapy (ACT)/T cell receptor (TCR) products for treating patients with various advanced and metastatic cancer indications, utilizing the development expertise of Kite Pharma, Inc. (“Kite”). These ACT/TCR products consist of autologous peripheral blood lymphocytes retrovirally (including gamma retroviruses and/or lentiviruses) genetically modified to express NCI proprietary T cell receptors (TCRs) or NCI proprietary chimeric antigen receptors (CARs) that target the patient’s tumor cells (for the purposes of this Agreement, TCR will refer to TCR and/or CAR interchangeably). Specifically this CRADA will support 1) evaluation of the clinical safety and efficacy of current and future NCI proprietary ACT/TCR products in relevant cancer indications and the development of optimized clinical and product protocols to be conducted by NCI; 2) optimization of ACT/TCR product manufacturing and characterization in compliance with cGMP, suitable for large multi-center trials and commercialization processes to broad patient populations; 3) generation and advancement to phase I/IIa clinical trials of additional ACT/TCR products, and the development of technologies to enhance ACT/TCR product potency and durability of clinical response.

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 4 of 25Confidential

APPENDIX A

RESEARCH PLAN

Title of CRADA

Cooperative Research and Development Agreement for the Development of NCI Proprietary
Peripheral Blood Autologous T Cell Therapies Using Retrovirally Genetically Modified
Peripheral Blood Lymphocytes That Express NCI Proprietary T Cell Receptors and/or Chimeric
Antigen Receptors for Use in the Immunotherapy for Patients with Metastatic Cancer, Utilizing the Expertise of Kite Pharma in Development and Manufacturing of Cancer Immunotherapies

NCI Principal Investigator

Steven A. Rosenberg, M.D., Ph.D.

Chief, Surgery Branch

Center for Cancer Research (CCR)

National Cancer Institute (NCI)

Collaborator Principal Investigators

David Chang, M.D., Ph.D. Executive Vice President of R&D, Chief Medical Officer

Kite Pharma, Inc.

Term of CRADA

Five (5) years from the date of the final CRADA signature.

Goals of this CRADA

[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 5 of 25Confidential

[…***…]

Introduction

The NCI Surgery Branch has extensive experience in the development of proprietary cell transfer therapies for the treatment of patients with metastatic cancer. Initial cell transfer studies utilized tumor infiltrating lymphocytes with anti-tumor activity obtained from resected tumor specimens from patients with metastatic melanoma. In a series of clinical trials utilizing cell transfer, objective responses were seen but many patients could not be treated because anti-tumor cells were not available. Thus these therapies developed by the Surgery Branch have not been able to benefit many patients and there is a clear need for the development of new and innovative approaches. The Surgery Branch then developed techniques to isolate genes encoding NCI proprietary TCR reactive with antigens expressed on cancers and transduced these TCR genes into patient lymphocytes to enable the generation in vitro of the large numbers of anti-tumor lymphocytes needed for patient treatment. In a murine model of this approach, TCR gene transfer into peripheral blood T cells was performed using a retroviral vector. The engineered peripheral blood T cells were shown to expand in vivo upon viral challenge and efficiently homed to effector sites. In addition, small numbers of TCR-transduced peripheral blood T cells promoted the rejection of antigen-expressing tumors in the mice. Retroviral vector mediated gene transfer can be used to engineer human peripheral blood T cells with high efficiency.

In early clinical trials, Dr. Rosenberg utilized lymphocytes transduced with an NCI proprietary anti-MART-1 (Melanoma Antigen Recognized by T Cells-1) F4 TCR to treat patients with metastatic melanoma. Four of the 31 (13%) patients demonstrated a sustained objective regression of their metastatic melanoma assessed by standard RECIST (Response Evaluation Criteria In Solid Tumors) criteria. The low response rate in prior MART-1 TCR gene transfer protocol led the Surgery Branch to identify MART-1 reactive TCR with higher avidity than the MART-1 F4 TCR used in the prior gene therapy clinical trial. Dr. Rosenberg then treated 24 patients with metastatic melanoma using autologous PBL (peripheral blood lymphocytes) transduced with an improved NCI proprietary MART-1 F5 TCR following non-myeolablative chemotherapy. Six patients (25%) achieved an objective partial response. Dr. Rosenberg also conducted a clinical trial in 21 patients with metastatic melanoma using an NCI proprietary TCR that recognized the gp100:154-162 melanoma peptide. This TCR was raised in an HLA (human lymphocyte antigen)-A2 transgenic mouse immunized with this peptide. Four patients (19%) achieved an objective partial response.

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 6 of 25Confidential

Initial studies in patients with melanoma and other solid tumors have also been conducted using lymphocytes transduced with NCI proprietary TCRs targeting the MAGE-A3 (Melanoma Antigen A3), a cancer-testis antigen. Cancer-testis antigens (CTAs) are proteins expressed during fetal development but which are normally only expressed in the adult in the placenta and in non-MHC (Major Histocompatibility Complex) expressing germ cells of testis, yet are aberrantly expressed in many tumors; thus CTA appear to represent ideal targets for tumor immunotherapy. More than 110 CTA genes or gene families have been identified that are expressed in multiple tumor types. Targeting peripheral blood T cells against tumor-associated cancer-testis antigens might selectively eliminate tumor cells while avoiding toxicity to normal tissue. To generate high avidity TCRs against MAGE-A3, Dr. Rosenberg’s laboratory employed a transgenic mouse model that expresses the human HLA-A*0201 molecule. Transgenic mice expressing the full-length HLA-A*0201 molecule were immunized with a previously identified naturally processed and presented HLA-A*0201 restricted peptide from MAGE-A3 [MAGE-A3: 112-120 (KVAELVHFL)] along with a helper peptide. Following two immunizations murine peripheral blood T cells could be identified that recognized the MAGE-A3 peptide as well as MAGE-A3 positive tumors. A high affinity TCR proprietary to NCI was obtained and was transduced into human peripheral blood T cells and to demonstrate active recognition of MAGE¬A3 as well as other members of the MAGE family on human tumors. Four of 7 patients with metastatic melanoma and one of two patients with metastatic synovial cell sarcoma treated with autologous lymphocytes transduced with this MAGE-A3/A2 haplotype TCR have exhibited objective tumor regression including two patients with complete regressions ongoing at 6 and 12 months. Neurologic side effects have been seen in 3 patients probably due to cross reaction with this targeted epitope expressed in MAGE-A9 in the brain. Attempts are underway in the Surgery Branch to generated murine receptors targeting different MAGE-A3 epitopes. Several other NCI proprietary TCRs as well as chimeric antigen receptors (CARs) proprietary to the NCI, which are based on antibody recognition of cell surface molecules, are under development in the Surgery Branch for possible use in transducing autologous lymphocytes for use in the treatment of cancer patients.

Extensive research is needed to improve and simplify all aspects of production of genetically modified peripheral blood lymphocytes. The NCI Surgery Branch is exploring the identification of new TCRs and CARs that recognize new cancer antigens, including CTA, and new ways to simplify the in vitro procedures needed to prepare the appropriate cell types for infusion. To make the treatment more widely available for larger patient populations, it is necessary for the NCI Surgery Branch to work with a corporate partner interested in helping to develop these improved procedures to support the requirements for production of ACT/TCR under Good Manufacturing Practice (GMP) specifications and to advance these treatments to multi-center trials towards product approval by the FDA and commercialization. The recent approval of the Provenge® treatment for patients with prostate cancer by Dendreon Corporation, has demonstrated that a cell-based immunotherapy, where patient’s cells are being shipped to a central manufacturing facility for manipulation and returned back to the clinic for patient treatment, can be approved by the FDA and can form the basis of a successful commercial effort. This recent approval has stimulated considerable interest in the commercial development of similar cancer treatments.

Expertise of the Parties

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 7 of 25Confidential

Dr. Steven A. Rosenberg has extensive experience in the development and application of his proprietary ACT/TCR-based therapies for patients with cancer. His laboratory has developed in vitro techniques for generating anti-tumor peripheral blood T cells by identifying genes encoding novel TCRs and generating CAR constructs (both TCRs and CARs proprietary to NCI), and transducing them into peripheral blood lymphocytes under conditions suitable for subsequent infusion, and has developed new strategies to enhance ACT/TCR product in vivo potency and survival. Dr. Rosenberg and his colleagues at the NCI Surgery Branch also have extensive experience in the design and conduct of clinical trials that evaluate ACT/TCR products to demonstrate their clinical benefit in cancer patients.

Kite Pharma, Inc. (“Kite”) has assembled a highly experienced team of senior level executives, scientists and clinicians who have extensive experience and a proven track record in the development of cancer immunotherapies. Kite’s expertise includes areas of pre-clinical and clinical research and development, regulatory, manufacturing, and product quality control and assurance. Kite’s team has been involved with advancement to the clinic of more than 10 different novel cancer therapies, mostly immunotherapies, including two that have received FDA approval and are being commercialized. In addition, the Kite team has broad experience in selecting and validating tumor-specific targets for immunotherapy, developing human antibody technologies, as well as selecting, characterizing and developing therapeutic tumor-specific monoclonal antibodies, and developing product and patient selection assays. Kite’s overall expertise will facilitate and accelerate the development of NCI’s proprietary ACT/TCR products and their advancement to subsequent pivotal trials, FDA approval and commercialization. Kite is already engaged in identifying the critical steps required for production of GMP quality ACT/TCR products in sufficient supply for multi-center studies and the process modifications that will streamline the processes. In addition, Kite has identified a qualified Contract Manufacturing Organization (CMO) with expertise and capacity to support large phase II/III trials with ACT/TCR products. In parallel, the design of a dedicated ACT/TCR manufacturing facility to support the conduct of Kite’s future ACT/TCR clinical studies is currently in progress.

Thus, the combination of the scientific and clinical expertise of the NCI Surgery Branch together with Kite’s clinical, regulatory, manufacturing, operation, and business capabilities represents an ideal collaboration opportunity to successfully develop and commercialize multiple NCI proprietary ACT/TCR products for patients with different cancer diseases, making these treatments widely available to patients in need. As outlined above, the NCI Surgery Branch and Kite have complementary expertise, capabilities and facilities that could be utilized to manufacture, qualify and develop these ACT/TCR products, with the goal of realizing the application of this technology to a wide range of cancer indications.

Experimental Plan

The experimental details that follow are approximate and may be changed upon mutual agreement of the NCI and Kite. Any change in the scope of this CRADA will be by mutual consent and written Amendment to the CRADA.

[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 8 of 25Confidential

[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 9 of 25Confidential

[…***…]
[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 10 of 25Confidential

[…***…]
[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 11 of 25Confidential

[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 12 of 25Confidential

[…***…]

Description of the Contributions and Responsibilities of the Parties

Surgery Branch, NCI

[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 13 of 25Confidential

[…***…]

Kite Pharma, Inc.

[…***…]

NCI Surgery Branch and Kite Pharma, Inc.

[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 14 of 25Confidential

[…***…]

Related NCI and Collaborator Agreements: None

Related Intellectual Property and Business/Scientific Expertise of the Parties

NCI

1) PCT/US11/57272 entitled “Anti-MAGE-A3 T Cell Receptors and Related Materials and Methods of Use”, filed 10/22/2011. Inventors: Richard A. Morgan, Nachimuthu Chinnasamy, Steven A. Rosenberg and Jennifer A. Wargo. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

2) U.S. application 61/535,086 entitled “T Cell Receptors Recognizing HLA-Al or HLA-CW7-restricted MAGE”, filed 9/15/2011. Inventors: Paul F. Robbins, et al. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

3) PCT/US11/51537 entitled “Anti-SSX2 T Cell Receptors and Related Materials and Methods of Use”, filed 9/21/2011. Inventors: Richard A. Morgan, Nachimuthu Chinnasamy and Steven A. Rosenberg. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

4) U.S. application 61/614,612 entitled “Anti-mesothelin Chimeric Antigen Receptors”, filed 3/23/2012. Inventors: Steven A. Feldman, Steven A. Rosenberg and Ira H. Pastan. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

5) PCT/US 12/29861 entitled “Anti-epidermal Growth Factor Receptor Variant III Chimeric Antigen Receptors and Use of Same for the Treatment of Cancer”, filed 4/8/2012. Inventors: Richard A. Morgan and Steven A. Rosenberg. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 15 of 25Confidential

6) U.S. application 61/650,020 entitled “Murine Anti-NY-ESO-1 T Cell Receptors”, filed 5/22/12. Inventors: Maria R. Parkhurst, Richard A. Morgan and Steven A. Rosenberg. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

7) PCT/US10/31988 entitled “Inducible IL-12”, filed 4/22/10.

Inventors: Richard A. Morgan, Steven A. Rosenberg and Ling Zhang. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

8) U.S. Patent No. 7,381,405 entitled “Methods of Preparing Lymphocytes That Express Interleukin-2 and Their Use in the Treatment of Cancer,” issued 6/3/08.

Inventors: Ke Liu and Steven A. Rosenberg. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

9) PCT/US05/036407 entitled “Adoptive Immunotherapy With Enhanced T Lymphocyte Survival”, filed 10/7/05. Inventors: Richard A. Morgan, Steven A. Rosenberg and Cary Hsu. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

10) PCT/US98/025270 entitled “Antibodies, Including Fv Molecules, and Immunoconjugates Having High Binding Affinity for Mesothelin and Methods for Their Use,” filed 11/25/98. Inventors: Ira H. Pastan and Partha S. Chowdhury. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

11) PCT/US00/14829 entitled “Immunoconjugates Having High Binding Affinity”, filed 5/26/00. Inventors: Ira H. Pastan and Partha S. Chowdhury. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

12) PCT/US10/028336 entitled “Anti-Mesothelin Antibodies”, filed 3/23/10. Inventors: Mitchell Ho and Ira H. Pastan. This is inclusive of all U.S. continuing applications and divisionals, and foreign applications.

13) […***….].

14) […***…].

15) […***….].

Kite Pharma, Inc.

[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 16 of 25Confidential

[…***…]

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 17 of 25Confidential

APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS
OF THE PARTIES

Staffing Contributions:

ICD will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. ICD’s scientific staff will include ICD’s CRADA Principal Investigator and technical staff.

ICD estimates that 3-5 person-years of effort per year will be required to complete the CRADA research.

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator and technical staff.

Collaborator estimates that      2-5     person-years of effort per year will be required to complete the CRADA research.

Funding Contributions:

To date, Collaborator has provided $2,500,000 for support of this CRADA. Upon execution of this Amendment, Collaborator agrees to provide funds in the amount of $3,000,000 per year of the CRADA for ICD to use to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses. Collaborator will provide funds in the amount of $750,000 on a quarterly basis. The first quarterly installment of $750,000 will be due within […***…] of the Effective Date of the Amendment. Each subsequent installment will be due within […***…] of each quarterly anniversary of the Effective Date of the Amendment. Collaborator agrees that ICD can allocate the funding between the various categories in support of the CRADA research as ICD’s CRADA PI sees fit.

CRADA PAYMENTS:

Collaborator may make CRADA payments via www.pay.gov.  If Collaborator makes CRADA payments by check, Collaborator will make the checks payable to the National Cancer Institute and will reference the CRADA number 02716 and title “Cooperative Research and Development Agreement for the Development of NCI Proprietary Peripheral Blood Autologous T Cell  Therapies Using Retrovirally Genetically Modified Peripheral Blood Lymphocytes That Express  NCI Proprietary T Cell Receptors and/or Chimeric Antigen Receptors for Use in the  Immunotherapy for Patients with Metastatic Cancer, Utilizing the Expertise of Kite Pharma in  the Development and Manufacturing of Cancer Immunotherapies” on each check, and will send them via trackable mail or courier to:

CRADA Funds Coordinator

Technology Transfer Center, NCI

9609 Medical Center Drive, Rm 1-E530 Rockville, MD 20850-9702

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 18 of 25Confidential

CRADA Travel Payments:

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 19 of 25Confidential

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by ICD and funded using either appropriated funds or CRADA funds, or arranged and funded directly by Collaborator.

Materials/Equipment Contributions:

ICD will provide the following ICD Materials for use under this CRADA:

Test Article:

Peripheral blood lymphocytes (PBL) retrovirally transduced with T Cell Receptors (TCR) or Chimeric Antigen Receptors (CAR) grown and processed under GMP conditions, suitable for use in clinical trials under this CRADA, where ICD holds the IND for these studies.

ICD Materials:

ACT/TCR-related vectors, cells lines, cell banks, reagents and product, as well as product characterization and release assays in support of process transfer and validation at CMO. PBL collected under NCI protocol 03-C-0277 entitled “Cell Harvest and Preparation for Surgery Branch Adoptive Cell Therapy Protocols.”

Capital Equipment:	None

Collaborator will provide the following Collaborator Materials and/or capital equipment for use under this CRADA:

Test Article:

Peripheral blood lymphocytes retrovirally transduced with T Cell Receptors (TCR) or Chimeric Antigen Receptors (CAR) grown and processed under GMP conditions, suitable for use in clinical trials under this CRADA, where Collaborator holds the IND for these studies.

Collaborator Materials:	None
Capital Equipment:	None

If either Party decides to provide additional Materials for use under this CRADA, those materials will be transferred under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.

APPENDIX C

MODIFICATIONS TO THE MODEL INTRAMURAL-PHS CLINICAL CRADA

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 20 of 25Confidential

Add the Definition of “Multi-Party Data” in Article 2 to read as follows:

“Multi-Party Data” means data from studies sponsored by IC pursuant to Clinical Trial Agreements (CTA) or CRADAs, where such data are collected under Protocols involving combinations of investigational agents supplied from more than one CTA or CRADA collaborator. “Multi-Party Data” also means data from studies where such data are collected pursuant to research involving combinations of proprietary materials from more than one collaborator as documented in more than one agreement.

Amend Section 7.2 to read as follows:

7.2Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or, (in the sole discretion of Collaborator) nonexclusive, or co-exclusive, if applicable, commercialization license. The option to elect a co-exclusive license shall apply when a CRADA Subject Invention is also an Invention made under another agreement resulting from mutually agreed upon studies, as described in Section 8.8 (regarding Multi-Party Data Rights), and the field of use of this co-exclusive license shall be limited to the use of the combination of the Test Article with another agent(s) commensurate with the scope of the Research Plan. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development and third party intellectual property and technology needed to bring the CRADA Subject Invention to the marketplace. The field of use of the exclusive or non-exclusive license will ~~not exceed~~ be commensurate with the scope of the Research Plan, except for diagnostic tools. The field of use for an exclusive license for diagnostic tools is limited to  those productsfltatrete re ulator approval.

Amend Section 7.6 to read as follows:

7.6Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive license or co-exclusive license to a CRADA Subject Invention made solely by an IC employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B).

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 21 of 25Confidential

Thedetermination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

Section 7.8 “Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator” is deleted in its entirety.

Add Section 8.8 as follows:

8.8Multi-Party Data Rights. For mutually agreed upon clinical Protocol(s) where Test Article is used in combination with another investigational agent supplied to IC pursuant to a CTA or CRADA between IC and an entity not a Party to this CRADA (hereinafter referred to as “Third Party”), or for non-clinical study(ies) where research involving combinations of proprietary materials from more than one collaborator as documented in more than one agreement, the access and use of Multi-Party Data by the Collaborator and Third Party shall be co-exclusive as follows:

8.8.1

IC will provide both Collaborator and Third Party with notice regarding the existence and nature of the agreements governing the use of the Test Article and Third Party’s investigational agent, the design of the proposed combination Protocol(s) or non-clinical study(ies), and the existence of any obligations that might restrict IC’s participation in the proposed combination Protocols or non-clinical study(ies).

8.8.2

Collaborator shall agree in writing to permit use of the Multi-Party Data from these trials by Third Party to the extent necessary to allow Third Party to develop, obtain regulatory approval for, or commercialize its own investigational agent(s). However, this provision will not apply unless Third Party also agrees to Collaborator’s reciprocal use of Multi-Party Data.

8.8.3

Collaborator and Third Party must agree in writing prior to the commencement of the combination Protocol(s) or non-clinical study(ies) that each will use the Multi-Party Data solely for the development, regulatory approval, and commercialization of its own investigational agent(s).

8.84

The sharing of Multi-Party Data does not alter the ownership of the Multi-Party Data or obligations of IC, Collaborator and Third Party to keep Confidential Information owned by any other Party or Parties confidential.

Amend Article 13.9 to read as follows:

13.9Independent Contractors.  The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 22 of 25Confidential

shall maintain sole and exclusive control over its personnel and operations.  If Collaborator elects to perform any portion of the Research Plan through an agent, contractor or consultant, Collaborator agrees to incorporate into such contracts all provisions necessary to ensure that the work of such agents, contractors or consultants is governed by the terms of the CRADA, including, but not limited to a provision for the assignment of inventions of the agent, contractor or consultant to the Collaborator.

PHS ICT-CRADACase Ref. No. _____MODEL ADOPTED June 18, 2009

Page 23 of 25Confidential